Exhibit 10.58

MEMORANDUM OF UNDERSTANDING

BETWEEN

CENTRIC GATEWAY LIMITED

AND

UNITED BANK FOR AFRICA PLC

THIS MEMORANDUM OF UNDERSTANDING is made the 25th day of February 2015 Between CENTRIC GATEWAY LIMITED a limited liability company incorporated under the Laws of the Federal Republic of Nigeria of _______________________________________________________ (hereinafter referred to as "Centric Gateway") of the one part and UNITED BANK FOR AFRICA PLC a bank licensed in Nigeria and having its registered office at 57 Marina, Lagos (hereinafter referred to as "UBA") of the other part.

Centric Gateway and UBA shall be referred to herein, collectively, as the "Parties"

WHEREAS:

a.	UBA carries on business as a bank and financial services institution with a wide network of branches across Nigeria and its head office at UBA House, 57, Marina, Lagos and having subsidiaries across other African countries.

b.	Centric Gateway is a an Application Service Provider that authorizes and processes business solutions; providing range of payment integration and Value-Added Services (VAS) for financial businesses on web and mobile channels and its office at 15, Olusesan Adetula Street, Surulere, Lagos

c.	Centric Gateway has sent a proposal to UBA for proposing to provide access to SeerGate's e-mail payment platform known as SeerGate, by UBA's customers for use of the platform for their various transactions through different communication platforms.

d.	Based on the representation made by Centric Gateway, UBA has decided to engage Centric Gateway to provide access to SeerGate and Centric Gateway has agreed to provide the required access on the terms and conditions set out herein.

NOW IT IS HEREBY AGREED as follows:

1.	Definition

In this MOU, the following words shall have the meanings indicated hereunder:

"SeerGate"	means the email payment platform owned and licensed by SeerGate Inc
"the Project"	means the deployment of SeerGate across different communication channels for UBA Nigeria and in 18 other subsidiaries of UBA in African countries
"the Customers"	means account holders who maintain accounts with UBA or any of UBA's African Subsidiaries

2.	The License/Access Rights:

Centric Gateway hereby grants to UBA the license for use of SeerGate by UBA customers in Nigeria and the customers of UBA's subsidiaries in 18 African countries to effect payment for goods and services on various communication channels used by the customers

3.	Scope of the Project

3.1	Centric Gateway shall deploy the Platform and make the Platform accessible to the Customers on all of the following communication channels:

•	Outlook
•	U-Direct
•	U-Mobile
•	Standalone
•	Facebook
•	such other channels (i.e. Yahoo, Google etc) as SeerGate may partner with in future

3.2	The Platform shall be enabled to carry out both transactions between different UBA accounts and also transactions between UBA accounts and accounts of other banks.

3.3	The platform will also provide for international remittance (subject to regulatory guidelines)

4.	LIBA's Obligations

UBA shall:

4.1	Provide hard ware and interface, requirements for the deployment of email money platform

4.2	Undertake product awareness and marketing campaign to drive adoption and penetration

5.	CENTRIC GATEWAY's Obligation

Centric Gateway shall:

5.1	ensure that the services are provided in accordance with the terms and conditions agreed by the parties and by qualified, experienced and well equipped personnel who understand the requirements of the Project.

5.2	ensure that the Project is satisfactorily completed within the time lines agreed by the parties

5.3	Hand-over platform management to IT team in UBA (after full deployment) but provide continuous technical support upon escalations at no extra cost to the Bank

6.	Cost/ Fees

6.1	In consideration of the services to be rendered under this MOU, the parties hereby agree that Centric Gateway shall be paid a total sum of N22,942,500.00 (twenty-two million, nine hundred and forty- two thousand, five hundred Naira) only, VAT inclusive (Contract Sum) in accordance with the terms of this Agreement

6.2	The Contract sum shall be paid to Centric Gateway in the following manner:
•	50% of the contract sum shall be paid upfront upon production of an Advanced Payment Bond of Guarantee issued in form and substances satisfactory to UBA either by an insurance company acceptable to UBA or by a bank acceptable to UBA
•	30% of the Contract sum shall be paid upon go-live for the last UBA Africa Subsidiary that SeerGate is deployed to
•	20% shall be paid after 3 months from the effective date of the Go-Live Support

6.3	Centric Gateway shall deliver an invoice on payments due, but payment shall not be made until UBA has ascertained that the relevant milestone for the payment has been satisfactorily achieved. Upon confirmation of satisfactory performance, payment shall be made within 30 day

6.4	All payments shall be made into Centric Gateway's current account domiciled in any business office of UBA. Centric gateway shall also ensure payment to all its suppliers is done through its account with UBA

6.5	All payments due under this Agreement shall be subject to the relevant tax laws applicable

6.6	The parties hereby agree that in arriving at the contract sum, all associated expenses have been properly considered and provision made therefore. Consequently, UBA shall not be responsible for any expenses whatsoever, which may be incurred by Centric Gateway in the course of providing the services contemplated under this agreement.

7.	Revenue Sharing

The parties hereby agree that the Net Revenue generated from transactions carried out using the SeerGate would be split between UBA and Centric Gateway at the ratio of 70:30, respectively. Before being split between the Parties, UBA shall deduct from the Gross Revenue, direct fees, third party fees and settlement/clearing/network fees directly attributable to each transaction that generated the Revenue, to produce the Net Revenue.

8.	Term

This Agreement shall come into effect on the 27 day of February 2015 and shall remain in force for a term of one (1) year, except it is terminated in accordance with the provisions of this Agreement.

9.	Warranties & Indemnity

9.1	Centric Gateway warrants that it has the authority to enter into this Agreement and has obtained all requisite permits and licenses from SeerGate Inc to perform the obligations contemplated under this Agreement.

9.2	Centric Gateway warrants that SeerGate does not infringe the intellectual property right of any third party and its use by the Bank and its customers shall not result in any such infringement. Centric Gateway hereby agrees to indemnify and keep UBA full indemnified against any loss, damage, expense or liability that may arise or may be incurred in the event of any claim of infringement.

10.	Exclusivity.

Centric Gateway hereby agrees that UBA shall have the exclusive right to use the platform for a term of one year with effect from the Commencement Date. Centric Gateway shall not grant anyone access to use the Platform during the period of exclusivity as stated herein.

11.	Termination

11.1	UBA shall be entitled to terminate this agreement if Centric Gateway:

•	commits a material breach of any of the terms of this agreement, which has not been remedied within 5 (five) days of receipt of notice of breach

•	If in the Bank's reasonable opinion, the services rendered by your Company are unsatisfactory and your Company fail to remedy the defects within 5 (five) business days of the receipt of the notice

•	If your Company enters into a composition with its creditors, is declared bankrupt, goes into liquidation or a Receiver/Manager is appointed in respect of the Company.

11.2	Termination for Cause. Either Party may terminate this Agreement upon the occurrence of an Event of Default, as defined below.

11.3	Termination without Cause. Either Party may terminate this Agreement upon giving to the other ninety (90) days written notice.

11.4	Events of Default:

  Each of the following occurrences will constitute an "Event of Default" under this Agreement:

11.4.1	Goodwill: Either Party engages in any act or omission that damage the reputation, business, or goodwill of the other Party or the Services;

11.4.2	False Representation: Any representation or warranty made by the Parties or any of its ICs, officers, or directors proves to have been false or misleading in any material respect;

11.4.3	Breach: Without prejudice to UBA's rights as set out in Clause 11.1, either party fails to observe any material obligation specified in this Agreement, and such failure is not cured within thirty (30) days of receipt of written notice thereof from the non-breaching party; or

11.4.4	Insolvency & Liquidation: The liquidation, dissolution, or discontinuance of business by a Party in any manner or the filing of any petition by or against a Party under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within 60 days after filing.

11.5	In the event of the termination of this contract, Centric Gateway agrees to refund to the Bank any unearned fees already paid by the Bank for services not rendered by Centric Gateway and paid for by the Bank, and Centric Gateway shall also have the right to recover any amount owed to it by the Bank for services rendered in respect of which the Bank has not paid within the specified time.

12.	Confidentiality:

12.1	Neither Party shall disclose or permit to be disclosed to any third party, or use or permit to use for any purpose other than a purpose contemplated by this MOU, any information that may be acquired by such Party under this MOU, except where publicly available other than breach of this MOU or where required by law. Such confidential information shall be restricted to employees, agents and advisors on a need-to-know basis only for the purposes and implementation of the relationship contemplated under this MOU.

12.2	Notwithstanding the provisions of Clause 12.1, UBA hereby confirms that access by SeerGate Inc to its confidential information shall not be considered a breach of this Agreement, provided that Centric Gateway shall ensure that SeerGate Inc undertakes to keep the said information confidential and use them only for the purpose of the services contemplated under this Agreement, Centric Gateway shall be libel for any breach of confidentiality by SeerGate Inc.

13.	Indemnity

Each party (the Indemnifying Party) shall indemnify the other (the Indemnified Party) and shall keep the Indemnified party indemnified against any loss, damage or cost incurred by the Indemnified party in the course of the Indemnifying Party executing its obligations under this MOU.

14.	Force Majeure

Neither party hereto shall be liable for any breach of its obligations hereunder resulting from the causes beyond its reasonable control including but not limited to strikes, riot, acts of war or revolution, acts of God, civil commotion, fires, floods, destructive lightening, epidemic, system downtime, system malfunction or other circumstances which they could not have foreseen or guarded against.

15.	Severance

If any provision is or becomes illegal, invalid or unenforceable for whatsoever reason, such a provision shall be deemed severed from this agreement and the remaining provisions shall have effect as if the severed provision never formed part of the agreement.

16.	Dispute Resolution

Any dispute arising out of or in connection with this MOU may be resolved in accordance with the Arbitration and Conciliation Act, Cap A18, Laws of the Federation of Nigeria 2004.

17.	Nature of Relationship

The parties understand that this Memorandum of Understanding does not create a partnership, agency, joint venture or such other relationships between the parties.

18.	Governing Law

This Memorandum of Understand shall be governed by Nigerian Law.

19.	General

19.1	The Parties shall not, except by mutual consent assign or transfer any part or the whole of their rights under this MOU to or in favour of a third party.

19.2	The provisions of this MOU shall not be modified, amended or waived, except by the mutual consent of both parties in writing.

19.3	Any notice or other information required or authorised by this MOU to be given by either Party to the other may be given by hand, facsimile transmission or other comparable means of communication at the registered office address of the Party as given in the Parties clause hereto.

IN WITNESS WHEREOF the parties have caused this Memorandum of Understanding to be executed in the manner hereinafter appearing.

Signed for and on behalf of:

CENTRIC GATEWAY LIMITED

Name: ________________________________

Designation: ___________________________

Signature: _____________________________

Name: ________________________________

Designation: ___________________________

Signature: _____________________________

Signed for and on behalf of:

UNITED BANK FOR AFRICA PLC

Name: ________________________________

Designation: ___________________________

Signature: _____________________________

Name: ________________________________

Designation: ___________________________

Signature: _____________________________